Exhibit 99.1

For Immediate Release

SL Industries Announces 2009 Fourth Quarter
and Year-End Results
Warren Lichtenstein named to the Board of Directors

MT. LAUREL, NEW JERSEY, March 30, 2010 . . . SL INDUSTRIES, INC. (NYSE AMEX: SLI) announced today that its net income for the year ended December 31, 2009 was $2,936,000, or $0.49 per diluted share.  Net income for the year included loss from discontinued operations, after tax, of $628,000, or $0.10 per diluted share.  Income for the year from continuing operations was $3,564,000, or $0.59 per diluted share. Discontinued operations include legacy costs associated with businesses divested by the Company.

For the year ended December 31, 2008, net income was $2,334,000, or $0.39 per diluted share.  The net income for 2008 included loss from discontinued operations, after tax, of $2,302,000, or $0.39 per diluted share.  Income from continuing operations for 2008 was $4,636,000, or $0.78 per diluted share.

Net sales from continuing operations for 2009 were $147,551,000, compared with net sales from continuing operations for 2008 of $185,954,000.

In 2009, the Company’s operating segments were all impacted by the global economic downturn. SL Power Electronics Corp. recorded net sales of $53,464,000 with income from operations of $735,000, compared with net sales of $72,811,000 and income from operations of $315,000 for 2008. The High Power Group recorded net sales of $44,865,000, with income from operations of $3,194,000, compared with net sales of $60,462,000 and income from operations of $4,868,000 for 2008. In 2009, SL Montevideo Technology recorded net sales of $28,277,000 with income from operations of $4,426,000, compared with net sales of $28,647,000 and income from operations of $3,892,000 for 2008.  RFL Electronics recorded net sales of $20,945,000 with income from operations of $1,919,000, compared with net sales of $24,034,000 and income from operations of $2,379,000 for 2008.

For the three months ended December 31, 2009, net income was $1,602,000, or $0.26 per diluted share.  Loss from discontinued operations, net of tax, for the period was $188,000, or $0.03 per diluted share.  Income from continuing operations for the period was $1,790,000, or $0.30 per diluted share.

For the three months ended December 31, 2008, net loss was $234,000, or $0.04 per diluted share.  Loss from discontinued operations, net of tax, for the period was $653,000, or $0.11 per diluted share.  Income from continuing operations for the period was $419,000, or $0.07 per diluted share.

Net sales from continuing operations for the three months ended December 31, 2009 were $39,984,000, compared with net sales from continuing operations of $45,617,000 for the same period last year.

James Taylor, President and Chief Executive Officer of SL Industries, commented, “The business environment in 2009 was the most difficult in my memory. The Company recorded a sales decrease of $38.4 million, or 21%, compared to prior year.  The sharp revenue decline was consistent with the performance of the Company’s competitors and customers.”

“The decline in market demand was spread across most business sectors. Economic activity went into a tailspin early in the first quarter, remained volatile and depressed over the next several months and began to improve late in the year. Each market was impacted by discreet factors; however, inventory levels contracted throughout the global economy. As a result, suppliers required longer lead-times for critical components, while customers demanded accelerated delivery schedules.”

“In response to the market downturn, management implemented cost-cutting measures at each location in the first quarter and further downsized certain operations in the second quarter. Headcount was reduced, salaries were frozen, retirement benefits were decreased, temporary furloughs were mandated, capital expenditures were curtailed and several strategic initiatives were suspended. For the year, the Company recorded charges of $690,000 associated with restructuring its operations.”

Taylor continued, “Despite these cutbacks, the Power Electronics Group (consisting of SL Power Electronics and the High Power Group) successfully completed the first phase of its operations plan. As we have previously explained, a plan is in place to consolidate administrative and manufacturing functions without impacting the Company’s strong customer relationships. In addition, lean manufacturing principles and continuous improvement systems were accelerated at most facilities to improve productivity. These measures have yielded impressive gains.  In the second half of the year, the Power Electronics Group recorded an operating profit increase of $2,650,000 (425%), notwithstanding a sales decrease of $14,944,000 (23%), compared to same period in 2008.”

“In 2010 the Power Electronics Group is scheduled to begin the second phase of its operations plan. Studies are underway to establish new, efficient and consolidated manufacturing plants in the same vicinities as the Company’s current locations in Mexico and China. These facilities should improve global competitiveness, reduce production costs and accommodate accelerated growth in the future. We expect to transfer production to these new facilities in 2011.”

Taylor further remarked, “Other segments performed well under challenging circumstances. The Company’s motion control subsidiary, SL Montevideo Technology, experienced a sharp fall-off in customer demand in the commercial aerospace and industrial markets. Order activity remained stable for certain military programs. Despite slightly lower sales, annual operating profit increased $534,000 (14%). The poor economy prompted management to defer some growth initiatives during the year, which we expect to revive in 2010.”

“RFL Electronics continued to generate strong profits, despite the postponement of most large-scale capital improvement projects in the utility industry. Order activity did accelerate in the second half, and especially the fourth quarter, so that the business began 2010 with its largest backlog in several years. Most importantly, the reception in the marketplace has been excellent since the introduction of the new Ethernet substation communications products. This best-in-class line of products should significantly expand the Company’s served market in the utility industry. We also believe RFL will benefit from current proposals to develop a “smart energy grid” in the United States.”

Taylor added, “The Company’s aggressive cost cutting measures did not sacrifice its future prospects for growth. Engineering expenses did decrease by 17% last year, but this reduction was primarily attributable to the consolidation of two design centers and the reorganization of certain product development responsibilities at SL Power Electronics in the fourth quarter 2008. In fact, all segments successfully completed their product development goals: SLPE released several new standard platforms and completed the design of a number of custom programs that should be released this year; Teal Electronics completed the development of new custom products in the medical imaging market; MTE Corporation introduced both a new low cost reactor product line and several filter product families; SL-MTI developed a new line of higher power motors and participated in a greater number of custom programs and RFL introduced its best-in-class Ethernet substation access equipment and ancillary devices.”

“Last year all of the Company’s operating units generated positive cash flows and recorded good returns on invested capital. Gross margin improved at each division despite the sharp sales decline. Net cash provided by operating activities from continuing operations aggregated $11,896,000. Corporate and other expenses, which relate to corporate administration, strategic management and oversight, capital financing, risk management, corporate governance and controls, legal and litigation activities and public reporting expenses were $5,185,000 for 2009, compared to $4,141,000 for 2008. This increase is primarily attributable to non-cash benefits related to stock-based compensation arrangements that were recorded in 2008, as compared to 2009.”

“In sum, the Company emerged from a difficult year in a better competitive position. Cash flow and profitability improved despite the 21% sales decline. At December 31, 2009, the Company maintained a cash balance of nearly $10,000,000, with no outstanding bank debt (not including an outstanding letter of credit). Furthermore, aggressive measures to reduce costs did not compromise important operational improvement and product development.”

Taylor concluded, “On March 30, 2010, Jim Henderson submitted his resignation from the Board of Directors. Thereafter, the Board elected Warren Lichtenstein as a director to fill the vacancy caused by Jim’s resignation. On behalf of all the stakeholders, I thank Jim Henderson for his contributions to the Company. I look forward to working with Warren and the Board to build on our accomplishments and maximize shareholder value.”

About SL Industries, Inc.

SL Industries, Inc. designs, manufactures and markets equipment and systems for industrial, medical, electric utility, aerospace and telecommunications applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s website at www.slindustries.com

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
SL Industries, Inc.
David R. Nuzzo
Chief Financial Officer
E-mail:  david.nuzzo@slindustries.com
Phone:  856-222-5515

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$9,967	$504
Receivables, net	22,388	25,496
Inventories, net	18,815	21,578
Other current assets	4,743	6,063
Total current assets	55,913	53,641

Property, plant and equipment, net	9,274	10,648
Intangible assets, net	27,708	28,600
Other assets	6,556	6,091
Total assets	$99,451	$98,980

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	$20,849	$24,113
Long term debt	0	0
Other liabilities	9,502	10,007
Shareholders' equity	69,100	64,860
Total liabilities and shareholders' equity	$99,451	$98,980

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
Net sales	$39,984	$45,617	$147,551	$185,954

Cost and expenses:
Cost of products sold	26,907	33,152	98,732	129,473
Engineering and product development	2,538	3,519	11,575	13,972
Selling, general and administrative	6,841	7,042	28,070	30,867
Depreciation and amortization	784	887	3,395	3,652
Restructuring charges	140	159	690	677
Total cost and expenses	37,210	44,759	142,462	178,641

Income from operations	2,774	858	5,089	7,313
Other income (expense):
Amortization of deferred financing costs	(188)	(33)	(351)	(77)
Interest income	0	4	8	28
Interest expense	1	(26)	(63)	(237)

Income from continuing operations before income taxes	2,587	803	4,683	7,027

Income tax provision	797	384	1,119	2,391
Income from continuing operations	1,790	419	3,564	4,636
(Loss) from discontinued operations, net of tax	(188)	(653)	(628)	(2,302)
Net income (loss)	$1,602	$(234)	$2,936	$2,334

Basic net income (loss) per common share
Income from continuing operations	$0.30	$0.07	$0.59	$0.79
(Loss) from discontinued operations, net of tax	(0.03)	(0.11)	(0.10)	(0.39)
Net income (loss)	$0.27	$(0.04)	$0.49	$0.40

Diluted net income (loss) per common share
Income from continuing operations	$0.30	$0.07	$0.59	$0.78
(Loss) from discontinued operations, net of tax	(0.03)	(0.11)	(0.10)	(0.39)
Net income (loss)	$0.26 *	$(0.04)	$0.49	$0.39

Shares used in computing basic net income (loss)
per common share	6,040	5,885	6,004	5,868
Shares used in computing diluted net income (loss)
per common share	6,064	5,911	6,015	5,948

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
Net income (loss)	$1,602	$(234)	$2,936	$2,334
Other comprehensive (loss) income, net of tax:
Foreign currency translation	(28)	187	(23)	(48)
Comprehensive income (loss)	$1,574	$(47)	$2,913	$2,286

* Earnings per share does not total due to rounding.